UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2003

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Item 5.    Other Events and Regulation FD Disclosure.

Prudential Financial, Inc. (the “Registrant”) has disclosed that it has received formal requests for information from regulators and governmental authorities relating to the purchase and sale of mutual fund shares and, in some cases, variable annuities. The regulators and authorities now include the Securities and Exchange Commission, the NYSE, the NASD, the New Jersey Bureau of Securities, the State of New York Attorney General’s Office, the United States Attorney, District of Massachusetts (“USAM”) and the Securities Division of the Massachusetts Secretary of the Commonwealth (the “MSD”). The Registrant is cooperating with all such inquiries and is conducting its own internal review.

On November 4, 2003, the MSD filed an administrative complaint against three former brokers and two former managers of the branch office located at 100 Federal Street in Boston, MA (the “Boston Branch”) of Prudential Securities, Inc. (“PSI”), the former securities brokerage subsidiary of the Registrant, alleging violations of state securities laws. On that date, the Securities and Exchange Commission filed a similar civil action against five former brokers and one former manager of the Boston Branch in Massachusetts federal court. The Registrant is not a party to these actions. In addition, the Registrant has received subpoenas dated December 9, 2003 by the USAM, for documents pertaining to the purchase and sale of mutual fund shares and the former Boston brokers referenced above and their supervisors. On December 11, 2003, the MSD filed an administrative complaint (the “Complaint”) against PSI. The Complaint alleges that PSI knew or should have known about alleged deceptive market timing and late trading in mutual funds in the Boston Branch, failed reasonably to supervise the conduct of the brokers in the Boston Branch, and failed to implement controls designed to prevent and detect violations of Massachusetts securities law.

These matters could result in modifications of our internal supervisory and control procedures and could lead to regulatory proceedings that result in fines or other sanctions. Because of the complexity and scope of the internal review and the uncertainties of potential regulatory proceedings and civil litigation, the Registrant is unable to estimate its potential exposure at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December	18, 2003

PRUDENTIAL FINANCIAL, INC.

By:	/S/ SUSAN L. BLOUNT
Name: Susan L. Blount Title: Vice President and Deputy General Counsel